                                                                     EXHIBIT 2.2

                             STOCK OPTION AGREEMENT


     THIS STOCK OPTION AGREEMENT dated as of November 3, 1997 (the "Agreement") is entered into by and between Parametric Technology Corporation ("Parametric"), a Massachusetts corporation, and Computervision Corporation ("Computervision"), a Delaware corporation. Concurrently with the execution and delivery of this Agreement, Computervision, Parametric and PTC Acquisition Corporation ("Merger Sub"), a Delaware corporation and a wholly owned subsidiary of Parametric, are entering into an Agreement and Plan of Reorganization (the "Acquisition Agreement"), which provides that, among other things, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into Computervision (the "Merger") with Computervision continuing as the surviving corporation and as a wholly owned subsidiary of Parametric. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Acquisition Agreement. As a condition and inducement to Parametric's willingness to enter into the Acquisition Agreement, Parametric has required that Computervision agree, and Computervision has so agreed, to grant to Parametric an option to acquire shares of Computervision's Common Stock upon the terms and subject to the conditions set forth herein.

     Accordingly, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Acquisition Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     1.  Grant of Option.
         ---------------

         Computervision hereby grants to Parametric an irrevocable option (the "Option") to acquire up to 9,558,809 shares (the "Option Shares") of the Common Stock, par value $.01 per share, of Computervision ("Computervision Shares") (being 15% of the number of Computervision Shares outstanding as of the date hereof) in the manner set forth below at a price of $4.00 per Computervision Share (the "Exercise Price"), payable in cash. The number of Computervision Shares that may be purchased upon exercise of this Option and the Exercise Price are subject to adjustment as provided in Section 9. Notwithstanding the foregoing, in no event shall the number of Computervision Shares for which the Option is exercisable exceed 15% of the number of issued and outstanding Computervision Shares.

     2.  Exercise of Option.
         ------------------

         (a) The Option may only be exercised by Parametric, in whole or in part, at any time or from time to time, after the Acquisition Agreement becomes terminable under circumstances which would entitle Parametric to a payment under
Section 7.3(d) of the Acquisition Agreement upon its termination, regardless of whether the Acquisition Agreement is terminated pursuant to such provisions or whether an Alternative Transaction is consummated (any of the events specified in this sentence being referred to herein as an "Exercise Event"). Computervision shall notify Parametric promptly in writing of the occurrence of any Exercise Event, it being understood that the giving of such notice by Computervision shall not be a condition to the right of Parametric to exercise the Option. In the event Parametric wishes to exercise the Option, Parametric shall deliver to Computervision a written notice (an "Exercise Notice") specifying the total number of Option Shares it wishes to acquire. Each closing of a purchase of Option Shares (a "Closing") shall occur on a date and at a time designated by Parametric in an Exercise Notice delivered at least two business days prior to the date of such Closing, which Closing shall be held at the offices of counsel to Parametric. Upon the giving by Parametric to Computervision of the Exercise Notice and the tender of the applicable aggregate Exercise Price and provided that the conditions to Computervision's obligation to issue the Option Shares to Parametric hereunder set forth in Section 3 have been satisfied or waived, Parametric shall be deemed to be the holder of record of the Option Shares issuable upon such exercise, notwithstanding that the stock transfer book of Computervision shall then be closed or that certificates representing such Option Shares shall not then be actually delivered to Parametric.

         (b) The Option shall terminate upon the earliest to occur of (i) the Effective Date, (ii) 180 days following the termination of the Acquisition Agreement pursuant to Article VII thereof, if an Exercise Event shall have occurred on or prior to the date of such termination, and (iii) the date on which the Acquisition Agreement is terminated pursuant to Article VII thereof if an Exercise Event shall not have occurred on or prior to such date; provided, however, with respect to the preceding clause (ii) of this sentence, that (x) if the Option cannot be exercised by reason of any applicable government order or because the waiting period related to the issuance of the Option Shares under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if applicable, shall not have expired or been terminated, then the Option shall not terminate until the tenth business day after such impediment to exercise shall have been removed or shall have become final and not subject to appeal and (y) if Sections 7.3(d)(ii) or (iii) of the Acquisition Agreement are applicable, the Option shall not terminate until 30 days after the event entitling Parametric to a payment thereunder.

     3.  Conditions to Closing.
         ---------------------

         The obligation of Computervision to issue the Option Shares to Parametric hereunder is subject to the conditions that (i) any waiting period under the HSR Act applicable to the issuance of the Option Shares hereunder shall have expired or been terminated; (ii) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Federal, state or local administrative agency or commission or other Federal, state or local governmental authority or instrumentality, if any, required in connection with the issuance of the Option Shares hereunder shall have been obtained or made, as the case may be; and (iii) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect.

     4.  Closing.
         -------

         At any Closing, (i) Computervision shall deliver to Parametric a single certificate in definitive form representing the number of Option Shares designated by Parametric in its Exercise Notice, such certificate to be registered in the name of Parametric and to bear the legend set forth in Section 10 hereof, and (ii) Parametric shall pay to Computervision the aggregate purchase price for the Computervision Shares so designated and being purchased by wire transfer of immediately available funds or by delivery of a certified check or bank check. At any Closing at which Parametric is exercising the Option in part, Parametric shall present and surrender this Agreement to Computervision, and Computervision shall deliver to Parametric an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the Computervision Shares constituting the Option Shares purchasable hereunder. Computervision shall pay all expenses, and any and all Federal, state and local transfer or issuance taxes, and other similar charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 4.

     5.  Representations and Warranties of Computervision.
         ------------------------------------------------

         Computervision represents and warrants to Parametric that (i) Computervision is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (ii) the execution and delivery of this Agreement by Computervision and consummation by Computervision of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Computervision and no other corporate proceedings on the part of Computervision are necessary to authorize this Agreement or any of the transactions contemplated hereby; (iii) this Agreement has been duly executed and delivered by Computervision and constitutes a legal, valid and binding obligation of Computervision and, assuming this Agreement constitutes a legal, valid and binding obligation of Parametric, is enforceable against Computervision in accordance with its terms; (iv) except for any filings as may be required under the HSR Act, Computervision has taken all necessary corporate and other action to authorize and reserve for issuance and to permit it to issue upon exercise of the Option, and at all times from the date hereof until the termination of the Option will have reserved for issuance, a sufficient number of unissued Computervision Shares for Parametric to exercise the Option in full and will take all necessary corporate or other action to authorize and reserve for issuance all additional Computervision Shares or other securities which may be issuable pursuant to Section 9 upon exercise of the Option, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and free of any preemptive right; (v) upon delivery of the Option Shares and any other securities to Parametric upon exercise of the Option or upon becoming deemed the holder of record of the Option Shares and any other securities delivered to Parametric upon exercise of the Option, Parametric will acquire such Option Shares or other securities free and clear of all material claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding those imposed by Parametric; (vi) the execution and delivery of this Agreement by Computervision does not, and the performance of this Agreement by Computervision will not, (A) violate the Certificate of Incorporation or

By-Laws of Computervision, (B) conflict with or violate any law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitrator, governmental or regulatory body applicable to Computervision or any of its Subsidiaries or by which they or any of their property is bound or (C) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Computervision or any of its Subsidiaries pursuant to, any contract or agreement to which Computervision or any of its Subsidiaries is a party or by which Computervision or any of its Subsidiaries or any of their property is bound, except, in the case of clauses (B) and (C) above, for violations, conflicts, breaches, defaults, rights of termination, amendment, acceleration or cancellation, liens or encumbrances which would not, individually or in the aggregate, have a Computervision Material Adverse Effect;
(vii) the execution and delivery of this Agreement by Computervision does not, and the performance of this Agreement by Computervision will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity except pursuant to the HSR Act, if applicable; and
(viii) none of Computervision, any of its affiliates or anyone acting on its or their behalf, has issued, sold or offered any security of Computervision to any person under circumstances that would cause the issuance and sale of the Option Shares, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act, as in effect on the date hereof, and, assuming the representations and warranties of Parametric contained in clause
(iv) of Section are true and correct, the issuance, sale and delivery of the Option Shares hereunder would be exempt from the registration and prospectus delivery requirements of the Securities Act, as in effect on the date hereof (and Computervision shall not take any action which would cause the issuance, sale and delivery of the Option Shares hereunder not to be exempt from such requirements).

     6.  Representations and Warranties of Parametric.
         --------------------------------------------

         Parametric represents and warrants to Computervision that (i) Parametric is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (ii) the execution and delivery of this Agreement by Parametric and the consummation by Parametric of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parametric and no other corporate proceedings on the part of Parametric are necessary to authorize this Agreement or any of the transactions contemplated hereby; (iii) this Agreement has been duly executed and delivered by Parametric and constitutes a legal, valid and binding obligation of Parametric and, assuming this Agreement constitutes a legal, valid and binding obligation of Computervision, is enforceable against Parametric in accordance with its terms; and (iv) any Computervision Shares acquired upon exercise of the Option will not be acquired by Parametric with a view to the public distribution thereof and Parametric will not sell or otherwise dispose of such shares in violation of applicable law or this Agreement.

     7.  Certain Rights.
         --------------

         (a) Put.  At the request of Parametric at any time during the period
             ---
during which the Option is exercisable pursuant to Section 2 (the "Purchase Period"), Computervision (or any successor entity thereof) shall, subject to the limitation set forth in Section 10, purchase from Parametric (x) all or any portion of the Option at the price set forth in subparagraph (i) below or (y) all or any portion of the Option Shares, if any, acquired by Parametric pursuant to the Option, at the following price:

             (i) The purchase price of the Option shall be the difference between the "Market/Offer Price" (as defined below) for Computervision Shares as of the date Parametric gives notice of its intent to exercise its rights under this Section 7 and the Exercise Price, multiplied by the number of Option Shares purchasable pursuant to the Option (or portion thereof with respect to which Parametric is exercising its rights under this Section 7), but only if the Market/Offer Price is greater than the Exercise Price. For purposes of this subparagraph (i), "Market/Offer Price" shall mean, as of any date, the higher of (x) the highest price per share offered as of such date pursuant to any Acquisition Transaction which would have entitled Parametric to a payment under Section 7.3(c) of the Acquisition Agreement and which was initiated prior to such date and not terminated or withdrawn as of such date and (y) the Fair Market Value (as defined below) of the Computervision Shares as of such date. For purposes of this Agreement, the "Fair Market Value" of the Computervision Shares shall mean the average closing sale price of Computervision Shares on the New York Stock Exchange during the five (5) trading days ending on the trading day immediately preceding the date Parametric gives notice of its intent to exercise its rights under this Section 7.

             (ii)   The purchase price of the Option Shares shall be the sum of
     (x) the Exercise Price paid by Parametric for Option Shares acquired pursuant to the Option plus (y) the difference between the Fair Market Value for Computervision Shares and such Exercise Price (but only if the Fair Market Value is greater than the Exercise Price) multiplied by the number of Computervision Shares so purchased.

         (b) Payment and Redelivery of Shares.  In the event Parametric
             --------------------------------
exercises its rights under Section 7(a), Computervision shall, within ten business days after Parametric delivers notice pursuant to Section 7(a) (which notice may be delivered prior to consummation of the exercise of the Option), pay the required amount to Parametric in immediately available funds and Parametric shall surrender to Computervision the Option or the certificates evidencing the Computervision Shares purchased by Parametric pursuant thereto, and Parametric shall represent and warrant that it owns such Computervision Shares and that such Computervision Shares are then free and clear of all claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.

         (c) Repurchase Price Reduced at Parametric's Option.  In the event the
             -----------------------------------------------
repurchase price specified in Section 7(a) would subject the purchase of the Option or the Option Shares purchased by Parametric pursuant to the Option to a vote of the shareholders of Computervision pursuant to applicable law or Computervision's Certificate of

Incorporation then Parametric may, at its election, reduce the repurchase price to an amount which would permit such repurchase without the necessity for such a shareholder vote.

     8.  Registration Rights.
         -------------------

         (a) Following the termination of the Acquisition Agreement, Parametric may by written notice (a "Registration Notice") to Computervision request Computervision to register under the Securities Act all or any part of the shares acquired by Parametric pursuant to this Agreement (the "Registrable Securities") in order to permit the sale or other disposition of such shares pursuant to a bona fide firm commitment underwritten public offering.

         (b) Computervision shall use its best efforts to effect, as promptly as practicable, the registration under the Securities Act of the Registrable Securities; provided, however, that (i) Parametric shall not be entitled to more than an aggregate of two effective registration statements hereunder and (ii) Computervision will not be required to file any such registration statement during any period of time (not to exceed 40 days after a Registration Notice in the case of clause (A) below or 90 days after a Registration Notice in the case of clauses (B) and (C) below) when (A) Computervision is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the written opinion of counsel to Computervision, such information would have to be disclosed if a registration statement were filed at that time; (B) Computervision is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) Computervision determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving Computervision. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder does not occur within 180 days after the filing with the SEC of the initial registration statement therefor, the provisions of this
Section 8 shall again be applicable to any proposed registration, it being understood that Parametric shall be entitled to no more than an aggregate of two effective registration statements hereunder. Computervision shall use all reasonable efforts to cause any Registrable Securities registered pursuant to this Section 8 to be qualified for sale under the securities or blue sky laws of such jurisdictions as Parametric may reasonably request and shall continue such registration or qualification in effect in such jurisdictions; provided, however, that Computervision shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

         (c) The registration rights set forth in this Section 8 are subject to the condition that Parametric shall provide Computervision with such information with respect to Parametric's Registrable Securities, the plan for distribution thereof, and such other information with respect to Parametric as is necessary to enable Computervision to include in a registration statement all material facts required to be disclosed with respect to a registration thereunder.

         (d) A registration effected under this Section 8 shall be effected at Computervision's expense, except for underwriting discounts and commissions and the fees and expenses of counsel to Parametric, and Computervision shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings and as such underwriters may reasonably require. In connection with any registration, the parties agree (i) to indemnify each other and the underwriters in the customary manner, (ii) to enter into an underwriting agreement in form and substance customary for transactions of this type with the underwriters participating in such offering, and (iii) to take all further actions which shall be reasonably necessary to effect such registration and sale (including if the managing underwriter deems it necessary, participating in road show presentations).

     9.  Adjustment Upon Changes in Capitalization.
         -----------------------------------------

         In the event of any change in the Computervision Shares by reason of stock dividends, split-ups, mergers (other than the Merger), recapitalizations, combinations, exchanges of shares and the like, the type and number of shares or securities subject to the Option, and the Exercise Price, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Parametric shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Parametric would have received in respect of the Computervision Shares if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

     10. Profit Limitation.
         -----------------

         (a) Notwithstanding any other provision of this Agreement, in no event shall Parametric's Total Profit (as hereinafter defined) exceed $18 million and, if it otherwise would exceed such amount, Parametric, at its sole election, shall either (a) deliver to Computervision for cancellation Option Shares previously purchased by Parametric, (b) pay cash to Computervision or (c) undertake any combination thereof, so that Parametric's Total Profit shall not exceed $18 million after taking into account the foregoing actions.

         (b) Notwithstanding any other provision of this Agreement, the Option may not be exercised for a number of Option Shares as would, as of the date of the Exercise Notice, result in a Notional Total Profit (as hereinafter defined) of more than $18 million and, if exercise of the Option otherwise would exceed such amount, Parametric, at its discretion, may increase the Exercise Price for the number of Computervision Shares set forth in the Exercise Notice so that the Notional Total Profit shall not exceed $18 million.

         (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount of cash received by Parametric pursuant to Sections 7.3(c) and (d) of the Acquisition Agreement,
(ii) the amount of cash received by Parametric pursuant to the exercise of the put right with respect to the Option under Section 7(a)(i) and (iii) (x) the net cash amounts received by Parametric pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to Computervision or any unaffiliated party, less (y) Parametric's purchase price for such Option Shares.

         (d) As used herein, the term "Notional Total Profit" with respect to any number of Option Shares as to which Parametric may propose to exercise the Option shall be the Total Profit determined as of the date of the Exercise Notice assuming that the Option was exercised on such date for such number of Option Shares and assuming that such Option Shares, together with all other Computervision Shares held by Parametric and its affiliates as of such date, were sold for cash at the closing market price for the Computervision Shares as of the close of business on the preceding trading day (less customary brokerage commissions).

         (e) Notwithstanding the foregoing, the Option may not be exercised if Parametric is in breach in any material respect of any of its covenants or agreements contained in the Acquisition Agreement.

     11. Restrictive Legends.
         -------------------

         Each certificate representing Option Shares issued to Parametric hereunder shall include a legend in substantially the following form:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT DATED AS OF NOVEMBER 3, 1997, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER.

     12. Listing and HSR filing.
         ----------------------

         Computervision, upon the request of Parametric, shall promptly file an application to list the Computervision Shares to be acquired upon exercise of the Option for quotation on the New York Stock Exchange and shall use its best efforts to obtain approval of such listing as soon as practicable. Promptly after the date such a filing is permitted to be made, each of the parties hereto shall file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice all required premerger notification and report forms and other documents and exhibits required to be filed under the HSR Act, if any, to permit the acquisition of the Computervision Shares subject to the Option at the earliest possible date.

     13. Effect.
         ------

         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Certificates representing shares sold in a registered public offering pursuant to Section 8 shall not be required to bear the legend set forth in Section 11.

     14. Specific Performance.
         --------------------

         The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

     15. Entire Agreement.
         ----------------

         This Agreement and the Acquisition Agreement (including the appendices and exhibits thereto) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     16. Further Assurances.
         ------------------

         Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to constitute the transactions contemplated hereby.

     17. Validity.
         --------

         The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any Governmental Entity of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith and shall execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision.

     18. Notices.
         -------

         All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

         (a)   if to Parametric, to:

                                Parametric Technology Corporation
                                128 Technology Drive
                                Waltham, MA 02154
                                Attention: Chairman and Chief Executive Officer Telephone No.: (617) 398-5000
                                Telecopy No.:  (617) 398-5662

               with a copy at the same address to the attention of the General Counsel, and with a copy to:  Palmer & Dodge LLP
                                One Beacon Street
                                Boston, MA  02108
                                Attn:  Stanley Keller, Esq.
                                Telephone No.:  (617) 573-0100
                                Telecopy No.:   (617) 227-4420

         (b)   if to Computervision, to:

                                Computervision Corporation
                                100 Crosby Drive
                                Bedford, MA 01730-1480
                                Attention:  President
                                Telephone No.: (617) 275-1800
                                Telecopy No.:  (617) 743-1755

               with a copy at the same address to the attention of the General Counsel, and with a copy to:  Hale and Dorr LLP
                                60 State Street
                                Boston, MA  02109
                                Attn:  Paul P. Brountas, Esq.
                                Telephone No.: (617) 526-6000
                                Telecopy No.:  (617) 526-5000

     19. Governing Law.
         -------------

         This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements made and to be performed entirely within such state.

     20. Counterparts.
         ------------

         This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which, taken together, shall constitute one and the same instrument.

     21. Expenses.
         --------

         Except as otherwise expressly provided herein or in the Acquisition Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

     22. Amendments; Waiver.
         ------------------

         This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

     23. Assignment.
         ----------

         Neither of the parties hereto may sell, transfer, assign or otherwise dispose of any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that Parametric may (a) assign any of its rights hereunder to any affiliate and (b) assign its registration rights under Section 8 to any subsequent holder of Option Shares other than a holder who acquired such shares in a sale that was either registered under the Securities Act or pursuant to SEC Rule 144 under the Securities Act.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                         PARAMETRIC TECHNOLOGY CORPORATION


                         By:    /s/ Edwin J. Gillis
                              -------------------
                         Name:  Edwin J. Gillis
                         Title: Executive Vice President, Chief Financial
                                Officer and Treasurer


                         COMPUTERVISION CORPORATION


                         By:    /s/ Anthony N. Fiore, Jr.
                              -------------------------
                         Name:  Anthony N. Fiore, Jr.
                         Title: Vice President of Business Operations, General
                                Counsel



                   [Signature Page to Stock Option Agreement]